Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Tracy Richmond
October 24, 2016	tracy.richmond@mindbodyonline.com
805-586-3226

Cipora Herman, Former CFO of the San Francisco 49ers, Appointed to MINDBODY Board of Directors

San Luis Obispo, CA – October 24, 2016 – MINDBODY, Inc. (NASDAQ:MB), the leading provider of cloud-based business management software for the wellness services industry, today announced the appointment of Cipora Herman to its Board of Directors.

Herman served as Chief Financial Officer for the National Football League’s San Francisco 49ers for four seasons and in 2012, was the first woman named to the position in team history. In her role, Herman managed the team’s financial, legal, human resources, information technology and community relations functions. In 2013, Herman led the team responsible for securing the long-term financing for Levi’s® Stadium, the 49ers’ state-of-the-art home venue in Santa Clara.

Prior to joining the 49ers, Herman served as Treasurer and Vice President of Finance at Facebook, where she was instrumental in preparing the company for its initial public offering. Before Facebook, Herman served as Vice President of Finance and Treasurer for Yahoo! and has held finance and banking positions at Siebel Systems (acquired by Oracle), Hewlett-Packard Co., Agilent Technologies and Goldman Sachs.

“Cipora’s expertise has earned her leadership positions at some of the world’s most renowned and innovative consumer brands,” said Rick Stollmeyer, MINDBODY’s CEO and Co-founder. “Her diverse experience across a range of industries will add unique perspective to our Board as we continue to expand our global business and consumer user base. We are thrilled to welcome her to the team.”

“I am looking forward to working with MINDBODY, a team that like me, believes in the incredible opportunities created by leveraging technology to improve our health and lifestyles,” said Herman. “The work that MINDBODY is doing to help people live healthier and happier lives through easy-to-use technologies is the way of the future, and I look forward to contributing to their efforts.”

Herman was named to the 40 Under 40 List by Treasury and Risk Magazine in 2006 and has served on the National Football League’s Technology Advisory Board. She holds an A.B. in International Relations, an M.A. in International Development Policy, and an MBA, all from Stanford University.

About MINDBODY
MINDBODY (NASDAQ: MB) is the leading provider of cloud-based business management software for the wellness services industry and an emerging consumer marketplace. Over 55,000 local businesses and 316,000 wellness practitioners in over 130 countries and territories use MINDBODY's integrated software and payments platform to run, market and build their businesses. These practitioners provide a variety of wellness services to approximately 31 million active consumers who use the MINDBODY platform to more easily evaluate, engage and transact with them to live healthier and happier lives. For more information, visit mindbodyonline.com.

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